Exhibit 99.13

EXECUTION VERSION

DATED November 2, 2015

(1) DEANHALE LIMITED as Mortgagor (2) IDG MAXIMUM FINANCIAL LIMITED as Mortgagee

EQUITABLE Share MORTGAGE in respect of shares of IDG ALTERNATIVE GLOBAL LIMITED

This Share Mortgage shall become effective only on the Effective Date (as defined herein)

TABLE OF CONTENTS

CLAUSE	PAGE

1.	definitions and Interpretation	1

2.	Representation and Warranties	4

3.	Covenant TO PAY	6

4.	Security	7

5.	rights in respect of Mortgaged Property	9

6.	Preservation of Security	10

7.	Enforcement of Security	14

8.	APPOINTMENT OF A RECEIVER	16

9.	Powers of a Receiver	16

10.	Further Assurances	17

11.	Indemnities	18

12.	Power of Attorney	18

13.	RELEASE	20

14.	Notices	20

15.	Assignments	21

16.	SET-OFF	21

17.	SUBSEQUENT SECURITY INTERESTS	21

18.	Miscellaneous	21

19.	Law and Jurisdiction	22

Schedule 1		25

Schedule 2		27

Schedule 3		28

Schedule 4		30

Schedule 5		31

SCHEDULE 6		32

THIS EQUITABLE SHARE MORTGAGE is made on November 2, 2015

BETWEEN

(1)	DEANHALE LIMITED, an exempted company incorporated with limited liability under the laws of the British Virgins Islands and wholly owned by the Founder, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Mortgagor”); and

(2)	IDG MAXIMUM FINANCIAL LIMITED, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Mortgagee”).

NOW THIS MORTGAGE WITNESSETH

1.	definitions and Interpretation

1.1	In this Mortgage, unless the context otherwise requires, words and expressions which are capitalised but not defined herein shall have the same meanings as are given to them in the Note Purchase Agreement. In addition, the following definitions shall apply:

“BCA” means the BVI Business Companies Act, Revised Laws of the Virgin Islands, as amended, of the British Virgin Islands;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the British Virgin Islands;

“Company” means IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

“Company Share Mortgage” means a share mortgage entered into among IDG Maximum Financial Limited and Deanhale Limited, each as an mortgagor, and the Security Agent in respect of all of the shares in the Company for purposes of securing the Company’s obligations under the Facility Agreement and certain other obligations;

“Effective Date” of this Mortgage means the first date on which all secured obligations under the Company Share Mortgage have been fully and finally discharged to the satisfaction of the Security Agent (as defined in the Facility Agreement), and the Finance Parties (as defined in the Facility Agreement) are under no further obligation to provide financial accommodation to the Company;

“Event of Default” has the meaning set out in the Note;

“Facility Agreement” means the facility agreement dated October 28, 2015, as amended from time to time pursuant to which the Company intends to borrow funds from the Lenders (as defined in the Facility Agreement) for the purposes set forth therein;

“Mortgage” means this share mortgage;

“Mortgaged Property” means the Mortgaged Shares and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Mortgaged Shares including:

(a)	all dividends or other distributions (whether in cash, securities or other property), interest and other income paid or payable in relation to any Mortgaged Shares;

(b)	all shares, securities, rights, monies or other property whether certificated or uncertificated accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option, bonus issue or otherwise in respect of any Mortgaged Shares (including but not limited to proceeds of sale); and

(c)	all certificates or other evidence of title to any of the Mortgaged Shares now and from time to time hereafter deposited with the Mortgagee;

“Mortgaged Shares” means:

(a)	all the shares in the Company held by the Mortgagor, as set forth in Column C of Appendix A;

(b)	any shares acquired in respect of Mortgaged Shares by reason of a stock split, stock dividend, reclassification or otherwise; and

(c)	all other shares in the Company from time to time legally or beneficially owned by the Mortgagor;

“Note” means the senior secured note in the principal amount of US$88,000,000 issued by the Mortgagor pursuant to the Note Purchase Agreement;

“Note Purchase Agreement” means the note purchase agreement dated October 23, 2015 between the Mortgagor, the Mortgagee and the other parties thereto;

“Parties” means the parties to this Mortgage;

“Register of Charges” means in relation to the Mortgagor, the register of charges of the Mortgagor maintained in accordance with the relevant laws;

“Register of Members” means the register of members of the Company (including any applicable branch register and non-listed shares register) maintained by the registered agent of the Company in accordance with the BCA or other applicable laws;

“Secured Obligations” means all obligations and liabilities now or in the future due, owing or payable by the Mortgagor to the Mortgagee in respect of the Note or under or pursuant to the Note Purchase Agreement or this Mortgage (whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety), together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which the Mortgagor may be or become liable to the

Mortgagee in respect of, under or in connection with the Note or the Note Purchase Agreement or this Mortgage (after as well as before any demand or judgment);

“Security” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Security any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset; and

“Security Period” means the period commencing on the Effective Date of this Mortgage ending on the date that all Secured Obligations have been unconditionally and irrevocably paid and discharged in full and the Mortgagee having no further obligation (whether actual or contingent) to make advances or provide other financial accommodation under the Note Purchase Agreement.

1.2	In construing this Mortgage, unless otherwise specified:

(a)	references to any Party shall be construed so as to include that Party’s respective successors in title, permitted assigns and permitted transferees;

(b)	“including” and “in particular” shall not be construed restrictively but shall mean respectively “including, without prejudice to the generality of the foregoing” and “including without limitation”, and “in particular, but without prejudice to the generality of the foregoing”;

(c)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces;

(d)	“variation” includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly;

(e)	“writing” includes facsimile transmission legibly received except in relation to any certificate, notice or other document which is expressly required by this Mortgage to be signed and “written” has a corresponding meaning;

(f)	references to the “consent” of the Mortgagee shall be construed as the consent of the Mortgagee acting in its absolute discretion;

(g)	references to this Mortgage or to any other document include references to this Mortgage or such other document as varied in writing from time to time, even if changes are made to:

(i)	the composition of the parties to this Mortgage or such other document or to the nature or amount (including any increase) of any facilities made available or liability assumed under such other document; or

(ii)	the nature or extent of any obligations under such other document;

(h)	references to uncertificated shares are to shares the title to which can be transferred by means of an electronic or other entry and references to certificated shares are to shares which are not uncertificated shares;

(i)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

(j)	references to clauses and schedules are to clauses of, and schedules to, this Mortgage;

(k)	references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted; and

(l)	headings and titles are for convenience only and do not affect the interpretation of this Mortgage.

2.	Representation and Warranties

2.1	The Mortgagor hereby represents and warrants to the Mortgagee on the date of this Mortgage that:

(a)	the Mortgagor has been duly incorporated and registered and is validly executing under the laws of its place of incorporation;

(b)	the Mortgagor has the power to own its assets and carry on its business as it is being conducted;

(c)	the Mortgagor is the sole legal and beneficial owner of the Mortgaged Property free from any Security (other than that created by the Company Share Mortgage and, upon the Effective Date, this Mortgage) or other interest and any options or rights of pre-emption;

(d)	the Mortgaged Shares represent 27.39 per cent. of the issued shares of the Company;

(e)	any Mortgaged Shares are, or will be when mortgaged and charged, duly authorised, validly issued, fully paid, non-assessable, freely transferable and constitute shares in the capital of a British Virgin Islands exempted company. To the extent they are in existence there are no moneys or liabilities outstanding or payable in respect of any such shares nor will there be any and they have not been redeemed nor cancelled in any way nor will they be;

(f)	subject to the terms of the Company Share Mortgage, the Mortgaged Shares are freely transferable on the books of the Company and no consents or approvals are required in order to register a transfer of the Mortgaged Shares;

(g)	subject to the terms of the Company Share Mortgage, the Mortgaged Shares are not issued with any preferred, deferred or other special rights or restrictions whether in regard to dividends, voting, return of any amount paid on account of shares or otherwise which are not expressly set out in the memorandum and articles of association of the Company;

(h)	subject to the terms of the Company Share Mortgage, there are no covenants, agreements, conditions, interest, rights or other matters whatsoever which adversely affect the Mortgaged Property;

(i)	the Mortgagor has not received any notice of an adverse claim by any person in respect of the ownership of the Mortgaged Property or any interest in the Mortgaged Property;

(j)	the Mortgagor has full power and authority to:

(i)	execute and deliver this Mortgage;

(ii)	be the legal and beneficial owner of the Mortgaged Property owned by it; and

(iii)	comply with the provisions of, and perform all its obligations under this Mortgage;

(k)	the Mortgagor has duly executed and delivered this Mortgage;

(l)	beginning on the Effective Date, this Mortgage will constitute the Mortgagor’s legal, valid and binding obligations enforceable against the Mortgagor and in accordance with its terms;

(m)	the execution and performance of its obligations and liabilities under this Mortgage in accordance with its terms will not:

(i)	contravene any law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it; or

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iii)	contravene or conflict with any provision of its memorandum and articles of association;

(n)	it is able to pay its debts as they fall due and it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing or any analogous procedure or step is taking in any jurisdiction against it for:

(i)	bankruptcy (in the case of an individual) or winding up, dissolution or reorganisation (in the case of an entity);

(ii)	the enforcement of any Security over its assets; or

(iii)	the appointment of a trustee in bankruptcy (in the case of an individual) or a liquidator, receiver, administrative receiver, administrator, trustee (in the case of a corporate) or similar officer of it or of any or all of its assets;

(o)	it is not in breach (nor would be in breach with the giving of notice, passing of time, or satisfaction of any other condition) or in default under any deed, instrument or any agreement to which it is a party or which is binding on it or any of its assets;

(p)	no action, litigation, arbitration or administrative proceeding has been commenced or is pending or threatened in writing against it, nor is there subsisting any unsatisfied judgment or award given against it by any court, board of arbitration or other body unless it is disclosed in writing to the Mortgagee prior to the date of this Mortgage;

(q)	all licences, consents, exemptions, clearance filings, registration, payments of taxes, notarisation and authorisations as are or may be necessary or desirable for the proper conduct of its business, trade, and ordinary activities and for the performance and discharge of its obligations and liabilities under this Mortgage and which are required in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Mortgage and the creation of security over the Mortgaged Property have been obtained and are in full force and effect;

(r)	the Mortgagor has taken all corporate and other action required to approve its execution, delivery, performance and enforceability of this Mortgage;

(s)	this Mortgage will become effective on the Effective Date to create a valid and enforceable equitable mortgage and fixed charge upon the Mortgaged Property in favour of the Mortgagee; and

(t)	under the law of the jurisdiction in which the Mortgagor is domiciled or incorporated, it is not necessary that this Mortgage be filed, recorded or enrolled with any court or authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Mortgage or the transactions contemplated thereby.

2.2	The Mortgagor also represents and warrants to and undertakes with the Mortgagee that the foregoing representations and warranties will be true and accurate throughout the continuance of this Mortgage with reference to the facts and circumstances subsisting from time to time.

3.	Covenant TO PAY

3.1	The Mortgagor hereby covenants with the Mortgagee as primary obligor and not merely as surety:

(a)	to pay and discharge the Secured Obligations in the manner provided in the relevant Transaction Documents and to pay all amounts, interest, expenses,

claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Mortgage and the Transaction Documents to be payable by the Mortgagor to or be recoverable from the Mortgagor by the Mortgagee (or in respect of which the Mortgagor agrees in this Mortgage to indemnify the Mortgagee) at the times and in the manner specified in this Mortgage; and

(b)	to pay interest on all amounts, interest, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Clause 3.1(a) from the date on which the relevant amount, interest, expense, liability, loss, cost, duty, fee, charge or other money is paid or discharged by the Mortgagee until the date of reimbursement thereof to the Mortgagee (both before and after any relevant judgment).

4.	Security

4.1	As a continuing security for the discharge and/or payment of the Secured Obligations, the Mortgagor as legal and beneficial owner hereby:

(a)	mortgages to the Mortgagee by way of an equitable mortgage the Mortgaged Shares owned by it;

(b)	charges to the Mortgagee, by way of a fixed charge, all of its right, title and interest in and to the Mortgaged Property owned by it including all benefits, present and future, actual and contingent accruing in respect of the Mortgaged Property owned by it (to the extent not effectively mortgaged under Clause 4.1(a)); and

(c)	assigns, and agrees to assign, absolutely by way of security to the Mortgagee all its rights, present and future, relating to any of the Mortgaged Property (to the extent not effectively mortgaged under Clause 4.1(a)).

4.2	The Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee on the Effective Date:

(a)	the corporate documents, resolutions and authorities of the Mortgagor required to authorise the execution of this Mortgage;

(b)	an executed but undated share transfer certificate in respect of the Mortgaged Shares in favour of the Mortgagee or its nominees (as the Mortgagee shall direct) in the form set out in Schedule 1 to this Mortgage and any other documents which from time to time may be requested by the Mortgagee in order to enable the Mortgagee or its nominees to be registered as the owner or otherwise obtain legal title to the Mortgaged Shares;

(c)	all original share certificates (if any) representing the Mortgaged Shares and a certified copy of the Register of Members of the Company showing the Mortgagor as registered owner of the Mortgaged Shares;

(d)	an executed but undated irrevocable proxy and an executed but undated irrevocable power of attorney made in respect of the Mortgaged Shares in favour of the Mortgagee in respect of all general meetings and written resolutions of the Company respectively in the form set out in Schedule 2 to this Mortgage; and

(e)	an executed notice of assignment to the Company in the form set out in Schedule 6 to this Mortgage.

4.3	The Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee on the Effective Date:

(a)	an executed irrevocable letter of undertaking and confirmation from the Company to the Mortgagee in the form set out in Schedule 3 to this Mortgage;

(b)	executed but undated written resolutions of all the directors of the Company in the form set out in Schedule 4 to this Mortgage; and

(c)	executed irrevocable letter of instructions from the Company to its registered office provider in the form set out in Schedule 5 of this Mortgage.

4.4	The Mortgagor will deliver, or cause to be delivered, to the Mortgagee immediately upon (without prejudice to Clauses 4.2 and 4.3) the issue of any further Mortgaged Shares to it, the items listed in Clauses 4.2(b) and 4.2(c) in respect of all such further Mortgaged Shares.

4.5	The Mortgagor shall on the Effective Date:

(a)	instruct its registered agent to enter particulars of the security interests created pursuant to this Mortgage in the Register of Charges of the Mortgagor maintained by it in accordance with section 162 of the BCA, and within 5 Business Days of the Effective Date, deliver or procure to be delivered to the Mortgagee a certified true copy of the updated Register of Charges;

(b)	effect registration, or assist the Mortgagee in effecting registration, of this Mortgage with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar of Corporate Affairs”) pursuant to section 163 of the BCA by making the required filing, or assisting the Mortgagee in making the required filing, in the approved form with the Registrar of Corporate Affairs and within 5 Business Days of the Effective Date, provide confirmation in writing to the Mortgagee that such filing has been made; and

(c)	on receipt and in any case within 10 Business Days of the Effective Date, deliver or procure to be delivered to the Mortgagee, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BCA as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of charge.

4.6	The Mortgagor shall, promptly following the Effective Date procure that the following notation be entered on the Register of Members of the Company:

“All the shares issued as fully paid up and registered in the name of Deanhale Limited are mortgaged and charged in favour of IDG Maximum Financial Limited pursuant to a share mortgage dated [●], as amended and supplemented from time to time. The date on which this annotation was entered in the Register of Members is [registered office provider to complete].”

4.7	The Mortgagor shall, promptly following the Effective Date, provide the Mortgagee with a certified true copy of the Register of Members of the Company with the annotation referred to in Clause 4.6.

4.8	The Mortgagor shall, as soon as practicable and in any event within 14 days of the Effective Date, deliver, or cause to be delivered, to the Mortgagee a certified copy of resolutions of the members of the Company in form and substance satisfactory to the Mortgagee amending and restating the memorandum and articles of association of the Company to expressly require without limitation:

(a)	registration by the board of directors of the Company of any transfer of the Mortgaged Shares pursuant to this Mortgage without delay;

(b)	that no transfer of the Mortgaged Shares be registered without the Mortgagee’s consent;

(c)	the removal or disapplication of lien, call and forfeiture provisions in respect of the Mortgaged Shares; and

(d)	recognition of the Mortgagee’s Security created by this Mortgage and the irrevocable nature of any proxy granted to the Mortgagee in connection therewith.

4.9	The Mortgagor shall, within 3 Business Days of the Effective Date, procure that a copy of the annotated Register of Members referred to in Clause 4.6 is filed with the Registrar of Corporate Affairs and within 5 Business Days of the Effective Date, deliver or procure to be delivered to the Mortgagee evidence that the Company has filed the same with the Registrar of Corporate Affairs.

4.10	The Mortgagor shall immediately upon the completion by the Mortgagor of any transfer of the Mortgaged Shares to the Mortgagee or its nominee, procure the registration of those transfers in the Register of Members of the Company.

5.	rights in respect of Mortgaged Property

5.1	Unless and until the occurrence of an Event of Default or a demand is made for the payment of the Secured Obligations:

(a)	the Mortgagor shall be entitled to exercise all voting and consensual powers pertaining to the Mortgaged Property or any part thereof for all purposes not inconsistent with the terms of this Mortgage, provided that any such exercise of voting and consensual rights by the Mortgagor shall not be in a manner that may adversely affected the Mortgaged Property; and

(b)	the Mortgagor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof.

5.2	The Mortgagor shall pay all calls, instalments or other payments and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Property. The Mortgagee may at any time after an Event of Default, if it thinks fit make such payments or discharge such obligations on behalf of the Mortgagor. Any sums so paid by the Mortgagee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.3	The Mortgagee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Mortgaged Property.

5.4	The Mortgagor hereby authorises the Mortgagee to arrange at any time after the security hereby constituted becomes enforceable for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Mortgage and at the request of the Mortgagee, the Mortgagor shall without delay procure that the foregoing shall be done.

6.	Preservation of Security

6.1	It is hereby agreed and declared that:

(a)	the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Mortgagor waives any right it may have of first requiring the Mortgagee (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Mortgagor under this Mortgage; this waiver applies irrespective of any laws or provision of a Transaction Document to the contrary;

(c)	no delay or omission on the part of the Mortgagee in exercising any right, power or remedy under this Mortgage shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Mortgagee may deem expedient; and

(d)	any waiver by the Mortgagee of any terms of this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2	Any settlement or discharge under this Mortgage between the Mortgagee and the Mortgagor shall be conditional upon no security or payment to the Mortgagee by the Company or the Mortgagor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred the payment of which amounts shall, for the avoidance of doubt, form part of the Secured Obligations.

6.3	The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including whether or not known to or discoverable by the Company, the Mortgagor, the Mortgagee or any other person:

(a)	any time, waiver or consent granted to or composition with the Company, the Mortgagor or any other person;

(b)	the taking, variation, compromise, exchange, renewal or release of or refusal or neglect to perfect, take up or enforce any rights, remedies or securities against the Company, the Mortgagor or any other person;

(c)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any legal limitation, disability, incapacity or other circumstances relating to the Company, the Mortgagor or any other person;

(e)	any amendment or supplement to any other document or security (including any amendment the effect of which is to change the nature or amount of any facilities made available thereunder or to change the nature or extent of any obligations thereunder);

(f)	the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company, the Mortgagor or any other person; or

(g)	the unenforceability, illegality, invalidity, non-provability or frustration of any obligations of the Company, the Mortgagor or any other person under any Transaction Document or any other document or security.

6.4	During the Security Period, the Mortgagor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Mortgagee of its rights under, or the security constituted by, this Mortgage or any Transaction Document or by virtue of any relationship between or transaction involving the Mortgagor and/or the Company (whether such relationship or transaction shall constitute the Mortgagor a creditor of the Company, a guarantor of the obligations of the Company or in part subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Mortgage):

(a)	exercise any rights of subrogation against the Company or any other person in relation to any rights, security or moneys held or received or receivable by the Mortgagee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Mortgagee (when the Mortgagor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Mortgagee.

The Mortgagor shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

6.5	During the Security Period, the Mortgagee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Mortgagee for as long as it may think fit, any moneys received recovered or realised under this Mortgage or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of the Secured Obligations or any other amount owing or payable under the Note or the Note Purchase Agreement; provided that the Mortgagee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Mortgagee in any such account or accounts opened pursuant hereto is sufficient to satisfy the outstanding amount of the Secured Obligations in full.

6.6	During the Security Period, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(a)	cause or permit any rights attaching to the Mortgaged Property to be varied or abrogated;

(b)	cause or permit any of the Mortgaged Property to be consolidated, sub-divided or converted or the capital of the Company to be re-organised, exchanged or repaid; or

(c)	cause or permit anything to be done which may depreciate, jeopardise or otherwise prejudice the value of the security hereby given.

6.7	The Mortgagor hereby covenants that during the Security Period it will remain the legal and beneficial owner of the Mortgaged Property currently owned by it (subject to the Security hereby created) and that it will not:

(a)	create or suffer the creation of any Security (other than those created by this Mortgage) or any other interest on or in respect of the whole or any part of the Mortgaged Property or any of its interest therein;

(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Mortgaged Property without the prior consent in writing of the Mortgagee;

(c)	permit the Register of Members for the Company to be maintained outside of the British Virgin Islands (unless it has been or is provided to the Mortgagee) or by a service provider other than the person to whom the letter of instructions in Schedule 5 has been given (unless in the latter case, the Mortgagor has executed and delivered a new letter of instruction in substantially the form of Schedule 5 to the new service provider); or

(d)	permit any person other than the Mortgagor or the Mortgagee or the Mortgagee’s nominee or nominees to be registered as, or become the holder of, the Mortgaged Property.

6.8	The Mortgagor shall remain liable to perform all the obligations in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

6.9	The Mortgagor shall ensure that it shall not, without the prior written consent of the Mortgagee, use its voting rights to permit the Company to amend its memorandum or articles of association in a way which could be expected to adversely affect the interests of the Mortgagee.

6.10	The Mortgagor shall procure that the Company shall not:

(a)	create or permit to subsist any Security upon the whole or any part of its assets, except as permitted by the Transaction Documents;

(b)	register any transfer of the Mortgaged Shares to any person (except to the Mortgagee or its nominees pursuant to the provisions of this Mortgage);

(c)	issue any replacement share certificates in respect of any of the Mortgaged Shares;

(d)	continue its existence under the laws of any jurisdiction other than the British Virgin Islands;

(e)	do anything which might prejudice its status as an exempted company;

(f)	issue, allot or grant warrants or options with respect to any additional shares;

(g)	exercise any rights of forfeiture over any of the Mortgaged Shares; or

(h)	purchase, redeem, otherwise acquire, cancel, sub-divide, amalgamate, reclassify or otherwise restructure any of the Mortgaged Property,

during the Security Period without the prior written consent of the Mortgagee.

6.11	The Mortgagor shall procure that the Company shall irrevocably consent to any transfer of the Mortgaged Shares by the Mortgagee or its nominee to any other person pursuant to the exercise of the Mortgagee’s rights under this Mortgage.

6.12	The Mortgagor shall not, without the prior written consent of the Mortgagee, participate in any vote concerning a members’ liquidation or compromise pursuant to the BCA or other applicable laws.

7.	Enforcement of Security

7.1	At any time after the occurrence of an Event of Default or if a demand is made for the payment of the Secured Obligations, the security hereby constituted shall become immediately enforceable and the rights of enforcement of the Mortgagee under this Mortgage shall be immediately exercisable upon and at any time thereafter and, without prejudice to the generality of the foregoing the Mortgagee without further notice to the Mortgagor may, whether acting on its own behalf or through a receiver or agent:

(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Mortgaged Property or any part thereof and may exercise such powers in such manner as the Mortgagee may think fit;

(b)	date and present to the Company or any other person any undated documents provided to it pursuant to Clause 4 or any other provision of this Mortgage;

(c)	receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Mortgagee, as additional security mortgaged and charged under and subject to the terms of this Mortgage and any such dividends, interest and other moneys or assets received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and paid or transferred to the Mortgagee on demand;

(d)	take possession of, get in, assign, exchange, sell, transfer, grant options over or otherwise dispose of the Mortgaged Property or any part thereof at such place and in such manner and at such price or prices as the Mortgagee may deem fit, and thereupon the Mortgagee shall have the right to deliver, assign and transfer in accordance therewith the Mortgaged Property so sold, transferred, granted options over or otherwise disposed of including by way of changing the ownership of the Mortgaged Shares as shown on the Register of Members;

(e)	borrow or raise money either unsecured or on the security of the Mortgaged Property (either in priority to the Mortgage or otherwise);

(f)	settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Mortgagor or relating to the Mortgaged Property;

(g)	bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Mortgaged Property or any business of the Mortgagor;

(h)	redeem any security (whether or not having priority to the Mortgage) over the Mortgaged Property and to settle the accounts of any person with an interest in the Mortgaged Property;

(i)	exercise and do (or permit the Mortgagor or any nominee of the Mortgagor to exercise and do) all such rights and things as the Mortgagee would be capable of exercising or doing if it were the absolute beneficial owner of the Mortgaged Property;

(j)	do anything else it may think fit for the realisation of the Mortgaged Property or incidental to the exercise of any of the rights conferred on the Mortgagee under or by virtue of any document to which the Mortgagor is party; and

(k)	exercise all rights and remedies afforded to it under this Mortgage and applicable law.

7.2	The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

7.3	Upon any sale of the Mortgaged Property or any part thereof by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee, and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	Until all Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Mortgagee may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of the Secured Obligations or apply and enforce such moneys, security or rights in such manner and in such order as it shall decide in its unfettered discretion (whether against the Secured Obligations or otherwise) and the Mortgagor will not be entitled to the benefit of such moneys, security or rights; and

(b)	hold in an interest-bearing suspense account any moneys received from the Mortgagor or on account of the Mortgagor’s liability under this Mortgage.

7.5	Neither the Mortgagee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of dishonesty or wilful default.

7.6	The Mortgagee shall not by reason of the taking of possession of the whole or any part of the Mortgaged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

8.	APPOINTMENT OF A RECEIVER

8.1	At any time after the security hereby constituted has become enforceable, then notwithstanding the terms of any other agreement between the Mortgagor and any person, the Mortgagee may (unless precluded by law) appoint in writing any person or persons to be a receiver or receiver and manager of all or any part of the Mortgaged Property as the Mortgagee may choose in its entire discretion.

8.2	Where more than one receiver is appointed, the appointees shall have power to act jointly or separately unless the Mortgagee shall specify to the contrary.

8.3	The Mortgagee may from time to time determine the remuneration of a receiver.

8.4	The Mortgagee may remove a receiver from all or any of the Mortgaged Property of which he is the receiver and after the receiver has vacated office or ceased to act in respect of any of the Mortgaged Property, appoint a further receiver over all or any of the Mortgaged Property in respect of which he shall have ceased to act.

8.5	Such an appointment of a receiver shall not preclude:

(a)	the Mortgagee from making any subsequent appointment of a receiver over all or any Mortgaged Property over which a receiver has not previously been appointed or has ceased to act; or

(b)	the appointment of an additional receiver to act while the first receiver continues to act.

8.6	The receiver shall be the agent of the Mortgagor (which shall be solely liable for his acts, defaults and remuneration) unless and until the Mortgagor is placed into liquidation, after which time he shall act as principal. The receiver shall not at any time become the agent of the Mortgagee. The Mortgagor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of any receiver and for liabilities incurred by any receiver. The Mortgagee will not incur any liability (either to the Mortgagor or to any other person) by reason of the appointment of any receiver or for any other reason in connection with the receiver carrying out its duties.

9.	Powers of a Receiver

9.1	In addition to those powers conferred by law, a receiver shall have and be entitled to exercise in relation to the Mortgagor all the powers set out below:

(a)	to exercise all rights of the Mortgagee under or pursuant to this Mortgage including all voting and other rights attaching to the Mortgaged Property;

(b)	to make any arrangement or compromise with others as he shall think fit;

(c)	to appoint managers, officers and agents for the above purposes at such remuneration as the receiver may determine;

(d)	to redeem any prior encumbrance and settle and pass the accounts of the encumbrancer and any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Mortgagor and the money so paid shall be deemed an expense properly incurred by the receiver;

(e)	to pay the proper administrative charges in respect of time spent by its agents and employees in dealing with matters raised by the receiver or relating to the receivership of the Mortgagor; and

(f)	to do all such other acts and things as may be considered by the receiver to be incidental or conducive to any of the above matters or powers or otherwise incidental or conducive to the preservation, improvement or realisation of the Mortgaged Property or the value thereof.

10.	Further Assurances

10.1	The Mortgagor shall at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Mortgagee may specify and in such form as the Mortgagee may reasonably require in order to:

(a)	perfect or protect the security created or intended to be created under or evidenced by this Mortgage (which may include the execution of a legal mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of this Mortgage) or for the exercise of any rights, powers and remedies of the Mortgagee provided by or pursuant to this Mortgage, the Note, the Note Purchase Agreement or by law;

(b)	confer on the Mortgagee security over any property and assets of the Mortgagor located in any jurisdiction which is (to the extent permitted by local laws) equivalent or similar to the security intended to be conferred by or pursuant to this Mortgage; or

(c)	after the security hereby constituted has become enforceable, facilitate the realisation of the assets which are, or are intended to be, the subject of this Mortgage.

10.2	Without limiting the other provisions of this Mortgage, the Mortgagor shall at its own expense take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Mortgagee by or pursuant to this Mortgage.

11.	Indemnities

11.1	The Mortgagor will, within 3 Business Days of demand, indemnify and save harmless the Mortgagee, any receiver and each agent or attorney appointed under or pursuant to this Mortgage from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges:

(a)	reasonably incurred, suffered or made by the Mortgagee or such agent or attorney in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Mortgage;

(b)	incurred, suffered or made by the Mortgagee or such agent or attorney in the preservation or enforcement of the Mortgagee’s rights under this Mortgage or the priority thereof;

(c)	reasonably incurred, suffered or made by the Mortgagee or such agent or attorney on the release of any part of the Mortgaged Property from the security created by this Mortgage; or

(d)	incurred, suffered or made by the Mortgagee or such agent or attorney arising out of any breach by the Mortgagor of any term of this Mortgage,

and the Mortgagee or such receiver, agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Mortgage. All amounts suffered, incurred or paid by the Mortgagee or such receiver, agent or attorney or any of them shall be recoverable on a full indemnity basis provided that nothing in this Clause 11.1 shall require the Mortgagor to indemnify and save harmless the Mortgagee from and against any expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Mortgagee as a result of the Mortgagee’s dishonesty or wilful default.

11.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Mortgagor or the bankruptcy or liquidation of the Mortgagor or for any other reason any payment under or in connection with this Mortgage is made or fails to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Mortgage (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Mortgagee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Mortgagor, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall. For the purposes of this Clause 11.2, “rate of exchange” means the rate at which the Mortgagee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

12.	Power of Attorney

12.1	The Mortgagor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Mortgagee and the persons deriving title under it (including, but without any limitation, any receiver)

jointly and also severally (with full power of substitution and delegation) to be its attorney-in-fact:

(a)	to execute and complete in favour of the Mortgagee or its nominees or of any purchaser any documents which the Mortgagee may from time to time require for perfecting the Mortgagee’s title to, for vesting any of the assets and property hereby mortgaged or charged in the Mortgagee or its nominees or in any purchaser or for any of the purposes contemplated in Clause 7.1 hereof;

(b)	to give effectual discharges for payments, to take and institute on non-payment (if the Mortgagee in its sole discretion so decides) all steps and proceedings in the name of the Mortgagor or of the Mortgagee for the recovery of such moneys, property and assets hereby mortgaged or charged;

(c)	to agree accounts and make allowances and give time or other indulgence to any surety or other person liable;

(d)	so as to enable the Mortgagee to carry out in the name of the Mortgagor any obligation imposed on the Mortgagor by this Mortgage (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Mortgaged Property and the exercise of all the Mortgagor’s rights and discretions in relation to the Mortgaged Property);

(e)	so as to enable the Mortgagee and any receiver or other person to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Mortgage or by law (including the exercise of any right of a legal and beneficial owner of the Mortgaged Property); and

(f)	generally for it and in its name and on its behalf and as its act and deed or otherwise execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

12.2	Notwithstanding any other provision of Clause 12.1, such power shall not be exercisable by or on behalf of the Mortgagee as the case may be until:

(a)	after the security hereby constituted has become enforceable; or

(b)	the Mortgagor has failed to comply with Clause 10.

12.3	The power hereby conferred shall be a general power of attorney and the Mortgagor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any attorney appointed pursuant hereto may execute or do. In relation to the power referred to herein, the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

12.4	The Mortgagor shall pay promptly all registration, stamp, documentary and other like duties and taxes to which this Mortgage may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Mortgagor to pay any such duties or taxes.

13.	RELEASE

13.1	Subject to Clause 13.2, upon written discharge and satisfaction in full of the Secured Obligations by the Mortgagee, the Mortgagee shall (at the request and cost of the Mortgagor) execute such documents and do all such reasonable acts as may be necessary to release the Mortgaged Property from the security constituted by this Mortgage. Such release shall not prejudice the rights of the Mortgagee under Clause 11.

13.2	If the Mortgagee considers in good faith that any amount received in payment or purported payment of the Secured Obligations is capable of being avoided or reduced by virtue of any insolvency or other similar laws:

(a)	the liability of the Mortgagor under this Mortgage and the security constituted by this Mortgage shall continue and such amount shall not be considered to have been irrevocably paid; and

(b)	the Mortgagee may keep any security held by it in respect of the Mortgagor’s liability under the Transaction Documents in order to protect the Mortgagee against any possible claim under insolvency law. If a claim is made against the Mortgagee prior to the discharge of any such security, the Mortgagee may keep the security until that claim has finally been dealt with.

14.	Notices

14.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Mortgage shall be in writing, in the English language, and may be sent by a recognised courier service, prepaid airmail (in the case of international service), fax, email or may be delivered personally to the address of the relevant party as set out below. Without prejudice to the foregoing, any notice shall be deemed to have been received:

(a)	if sent by a recognised courier service, 48 hours after the time when the letter containing the same is delivered to the courier service;

(b)	if sent by fax it shall be deemed to have been received on the same day or if not a working day, the next working day;

(c)	if sent by email it shall be deemed to have been received on the same day or if not a working day, the next working day;

(d)	if sent by prepaid airmail it shall be deemed to have been received 5 days after the date of posting; and

(e)	if delivered personally it shall be deemed to have been received on the same day or if not a working day, the next working day.

The Mortgagor

The notice details of the Mortgagor are set out in the relevant execution block below.

The Mortgagee

The notice details of the Mortgagee are set out in the relevant execution block below.

15.	Assignments

15.1	This Mortgage shall be binding upon and shall ensure to the benefit of the Mortgagor, the Mortgagee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Mortgage to any of them shall be construed accordingly.

15.2	The Mortgagor may not assign, novate or transfer all or any part of its rights and/or obligations under this Mortgage.

15.3	The Mortgagee may assign, novate or transfer all or any part of its rights and/or obligations under this Mortgage.

16.	SET-OFF

16.1	The Mortgagor authorises the Mortgagee (but the Mortgagee shall not be obliged to exercise such right), after the security hereby constituted has become enforceable, to set-off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Mortgagee to the Mortgagor.

17.	SUBSEQUENT SECURITY INTERESTS

17.1	If the Mortgagee at any time receives or is deemed to have received notice of any subsequent Security affecting all or any part of the Mortgaged Property or any assignment or transfer of the Mortgaged Property which is prohibited by the terms of this Mortgage, all payments thereafter by or on behalf of the Mortgagor to the Mortgagee shall be treated as having been credited to a new account of the Mortgagor and not as having been applied in reduction of the Secured Obligations as at the time when the Mortgagee received such notice.

18.	Miscellaneous

18.1	The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Mortgaged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Mortgagee has acted reasonably in selecting such delegate.

18.2	If any of the clauses, conditions, covenants or restrictions (the “Provision”) of this Mortgage or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

18.3	This Mortgage (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

18.4	Each document, instrument, statement, report, notice or other communication delivered in connection with this Mortgage shall be in English or where not in English shall be accompanied by a certified English translation which translation shall with respect to all documents of a contractual nature and all certificates and notices to be delivered hereunder be the governing version and upon which in all cases the Mortgagee shall be entitled to rely.

18.5	This Mortgage may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

18.6	The parties intend that this Mortgage takes effect as a deed notwithstanding the fact that the Mortgagee may only execute it under hand.

18.7	A person who is not a party to this Mortgage shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 to enforce any term of this Mortgage.

18.8	Any receiver, agent, attorney or delegate will have the right to enforce the provisions of this Mortgage which are given in its favour.

18.9	Except as may be required by law, none of the Parties shall disclose to any third party the terms and conditions of this Mortgage or the transactions contemplated hereby without the prior approval of the other Party. In the event of disclosure required by law, including, without limitation, by any applicable securities laws, the disclosing party shall use all reasonable efforts and provide all reasonable cooperation to obtain confidential treatment of the materials or a protective order.

19.	Law and Jurisdiction

19.1	This Mortgage shall be governed by and construed in accordance with the laws of the British Virgin Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the British Virgin Islands, provided that nothing in this clause shall affect the right of the Mortgagee to serve process in any manner permitted by law or limit the right of the Mortgagee to take proceedings with respect to this Mortgage against the Mortgagor in any jurisdiction nor shall the taking of proceedings with respect to this Mortgage in any jurisdiction preclude the Mortgagee from taking proceedings with respect to this Mortgage in any other jurisdiction, whether concurrently or not.

19.2	The Mortgagor agrees that the process by which any proceedings in the British Virgin Islands are begun may be served on it by being delivered to the process agent referred to below.

19.3	Without prejudice to any other mode of service allowed under any relevant laws:

(a)	the Mortgagor irrevocably appoints the registered office provider of the Company as its agent for service of process in relation to any proceedings before the British Virgin Islands courts in connection with this Mortgage and confirms that such agent for service of process has duly accepted such appointment; and

(b)	agrees that failure by the process agent to notify the Mortgagor of the process will not invalidate the proceedings concerned.

19.4	If the appointment of the person(s) mentioned in Clause 19.3 ceases to be effective, the Mortgagor shall immediately appoint another person in the British Virgin Islands to accept service of process on its behalf. If the Mortgagor fails to do so, the Mortgagee shall be entitled to appoint such a person by notice to the Mortgagor. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law.

IN WITNESS whereof this Equitable Share Mortgage has been entered into by the parties on the day and the year first before written.

EXECUTED AS A DEED by	)	/s/ Vincent Tianquan Mo
DEANHALE LIMITED:	)	Duly Authorised Signatory
)
	)	Name:	Vincent Tianquan Mo
)
	)	Title:	Sole Director
)

In the presence of:

/s/ Crystal Fan
Signature of Witness

Name:	Crystal Fan

Address:

Occupation:

EXECUTED AS A DEED by	)	/s/ Chi Sing Ho
IDG MAXIMUM FINANCIAL LIMITED	)	Duly Authorised Signatory
)
	)	Name:	Chi Sing Ho
)
	)	Title:	Authorized Signatory
)

In the presence of:

/s/ Chi Man Ng
Signature of Witness

Name:	Chi Man Ng

Address:	R. DR. PEDRO J.LOBO 1-3A
FL 22, ROOM 09
ED. LUSO BANK BLDG
MACAU

Occupation:	Administrative Assistant

[Signature Page to Equitable Share Mortgage]

Schedule 1

IDG ALTERNATIVE GLOBAL LIMITED

(the “Company”)

SHARE TRANSFER CERTIFICATE

[LEFT UNDATED]

SHARE TRANSFER CERTIFICATE dated ____________________________________

Deanhale Limited (the “Transferor”) does hereby transfer to IDG Maximum Financial Limited (the “Transferee”) 1,472,298 Class A ordinary shares of the Company of a par value of US$0.01 each and 1,533,225 Class B ordinary shares of the Company of a par value of US$0.01 each (the “Shares”).

SIGNED by the Transferor by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

In the presence of:

Signature of Witness

Name:

Address:

Occupation:

Schedule 1 to Equitable Share Mortgage

And I/we do hereby agree to take the Shares.

SIGNED by the Transferee by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

In the presence of:

Signature of Witness

Name:

Address:

Occupation:

Schedule 1 to Equitable Share Mortgage

Schedule 2

IRREVOCABLE APPOINTMENT OF PROXY and power of attorney

We, Deanhale Limited, hereby irrevocably appoint ______________ as our:

1.	proxy to vote at meetings of the Shareholders of IDG Alternative Global Limited (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name; and

2.	duly authorised representative and duly appointed attorney-in-fact to sign resolutions in writing of the Company in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name.

This proxy and this power of attorney are irrevocable by reason of being given for valuable consideration and being coupled with the interest of IDG Maximum Financial Limited as mortgagee of the aforesaid shares.

IN WITNESS whereof this instrument has been duly executed as a deed this                day of                .

EXECUTED AS A DEED by	)
DEANHALE LIMITED:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

In the presence of:

Signature of Witness

Name:

Address:

Occupation:

Schedule 2 to Equitable Share Mortgage

Schedule 3

LETTER OF UNDERTAKING AND CONFIRMATION

FROM IDG ALTERNATIVE GLOBAL LIMITED TO IDG MAXIMUM FINANCIAL LIMITED

[Date]

IDG MAXIMUM FINANCIAL LIMITED

Dear Sirs

IDG ALTERNATIVE GLOBAL LIMITED (THE “COMPANY”)

We refer to the equitable share mortgage in respect of Shares of IDG Alternative Global Limited between Deanhale Limited as mortgagor (the ”Mortgagor”) and IDG Maximum Financial Limited as mortgagee (the ”Mortgage”) whereby, inter alia, the Mortgagor granted a mortgage and charge over the Mortgaged Property in favour of the Mortgagee.

Capitalised words and expressions used in this deed poll which are not expressly defined herein have the meanings ascribed to them in the Mortgage.

This letter of undertaking and confirmation is given pursuant to the Mortgage.

1.	For valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes to register (and hereby permits the Mortgagee or its nominee(s), if it/they have custody of the original Register of Members to register) in the Company’s Register of Members any and all share transfers to the Mortgagee or its nominee in respect of the relevant Mortgaged Shares submitted to the Company by the Mortgagee.

2.	The Company hereby confirms that it has instructed its [registered agent] to make an annotation of the existence of the Mortgage and the security interests created thereby in the Company’s Register of Members pursuant to the Mortgage.

3.	The Company hereby confirms receipt of a copy of the Mortgage and notice of contents thereof.

4.	[The Company hereby agrees to accept service of process on behalf of [the Mortgagor] pursuant to Clause 19 of the Mortgage.]

5.	The Company hereby confirms that the Register of Members provided to Mortgagee pursuant to Clause 4.7 of the Mortgage is the original Register of Members.

THIS DEED POLL has been executed and delivered as a Deed Poll on the day and year first above written.

Schedule 3 to Equitable Share Mortgage

EXECUTED AS A DEED for and on behalf of	)
IDG Alternative Global Limited by:	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

Schedule 3 to Equitable Share Mortgage

Schedule 4

IDG ALTERNATIVE GLOBAL LIMITED
(the “Company”)

WRITTEN RESOLUTIONS OF THE DIRECTORS
OF THE COMPANY dated [left unDATED]

1.	WRITTEN RESOLUTION

1.1	Written resolution of all the directors made pursuant to the articles of association of the Company.

2.	SHARE TRANSFER

2.1	IT IS RESOLVED that the following transfer(s) of the shares of the Company be approved with immediate effect:

[to be left blank]

3.	REGISTER OF MEMBERS

3.1	IT IS RESOLVED that the Register of Members of the Company be updated to record the transfer of the shares to the transferee referred to above and the [registered agent] of the Company be hereby authorised and instructed to:

(a)	update the original Register of Members if it retains the original or update its copy of the Register of Members if it retains a copy of the Register of Members to record the transferee as the registered holder of the relevant shares; and

(b)	provide a copy of the updated Register of Members to the transferee.

[to be left blank]

[Name] Director	[Name] Director

[To be signed by all the directors of the Company]

Schedule 4 to Equitable Share Mortgage

Schedule 5

FORM OF LETTER OF INSTRUCTIONS

from IDG ALTERNATIVE GLOBAL LIMITED TO [REGISTERED AGENT]

[Date]

[Registered Agent]

[Address details]

Dear Sirs

IDG ALTERNATIVE GLOBAL LIMITED (THE “COMPANY”) – INSTRUCTIONS TO [REGISTERED AGENT]

1.	We irrevocably instruct that as from the date hereof, the following shall be an instructing party for the Company:

(the “New Instructing Party”), until such time as you are informed otherwise by the New Instructing Party. As from the period starting from the date on which the New Instructing Party (or any successor-in-title) informs you that there has been an Event of Default (as defined in the Share Mortgage between IDG Maximum Financial Limited (the “Mortgagee”) and Deanhale Limited in respect of shares in the Company (“Mortgage”)) and ending on the date on which the New Instructing Party (or its successor-in-title) informs you that such Event of Default no longer subsists, you will be irrevocably instructed to regard the New Instructing Party (or its successor-in-title) as the sole instructing party for the Company and without limiting the foregoing if at any time the New Instructing Party instructs you to register the Mortgagee or its nominee (or any successor-in-title) as the registered holder of any of the shares the subject of the Mortgage you are hereby authorised and instructed to do so and update the original Register of Members accordingly without notice to us or consent from us.

2.	We irrevocably instruct you to make an annotation of the existence of the Mortgage and the security interests created thereby in the Company’s Register of Members pursuant to the Mortgage.

Yours faithfully

[Name of Director]

Director

Schedule 5 to Equitable Share Mortgage

SCHEDULE 6

PART I

NOTICE OF ASSIGNMENT TO THE COMPANY

DEANHALE LIMITED

[Date]

IDG ALTERNATIVE GLOBAL LIMITED

Dear Sirs

SHARE MORTGAGE

We hereby notify you that pursuant to a Mortgage (the “Mortgage”) dated [Date] between DEANHALE LIMITED as Mortgagor (the “Mortgagor”) and IDG Maximum Financial Limited (the “Mortgagee”) (a copy of which is attached for your records), the Mortgagor has, inter alia, mortgaged, by way of an equitable mortgage the Mortgaged Shares (as such term is defined in the Mortgage), charged, by way of a fixed charge, all of its interest in and to the Mortgaged Property (as such term is defined in the Mortgage) and assigned absolutely to the Mortgagee all its rights present and future, relating to any of the Mortgaged Property (as such term is defined in the Mortgage).

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy notice and returning it to the Mortgagee.

This notice and the aforementioned acknowledgement are governed by the laws of the British Virgin Islands.

Yours faithfully

For and on behalf of

DEANHALE LIMITED

Schedule 6 to Equitable Share Mortgage

PART II

ACKNOWLEDGEMENT OF ASSIGNMENT BY THE COMPANY

[On copy only:]

To:	DEANHALE LIMITED

[Address]

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interest from time to time in and to all the Mortgaged Property and that we will comply with the terms of that notice.

Capitalised terms used in this acknowledgement have the meanings ascribed to them in the above notice.

Director

for and on behalf of

IDG ALTERNATIVE GLOBAL LIMITED

By:

Dated:

Appendix 6 to Equitable Share Mortgage

APPENDIX A

COLUMN A Mortgagor (name, address, fax, email and attention)	COLUMN B Company	COLUMN C Shares and shareholding
DEANHALE LIMITED Address: Facsimile: Email: Attention:	IDG Alternative Global Limited	1,472,298 Class A Ordinary Shares and 1,533,225 Class B Ordinary Shares, constituting 27.39 per cent. of the issued share capital of IDG Alternative Global Limited as at the date of this Mortgage

Appendix A to Equitable Share Mortgage